GGP PROMOTES SHOBI KHAN TO PRESIDENT & CHIEF OPERATING OFFICER
Chicago, Illinois, December 15, 2016 – GGP announced today the promotion of Shobi Khan to President and Chief Operating Officer, effective immediately. Mr. Khan joined GGP in 2011 as Chief Operating Officer to oversee all aspects of asset management and investment activities. Mr. Khan will continue to report directly to Sandeep Mathrani, Chief Executive Officer.
“Shobi has been one of my trusted colleagues during the transformation of GGP into one of the leading retail real estate companies in the U.S. Over the last five years, Shobi’s responsibilities have broadened and it gives me great pleasure to recognize him with this promotion,” commented Sandeep Mathrani.
“On behalf of the Board of Directors, we are proud to announce Shobi’s promotion to President. Since 2011, Shobi has been a respected leader and partner throughout the organization. We have the utmost confidence in Shobi in his new role as he continues to partner with Sandeep and the executive team to deliver long-term value creation for our shareholders,” commented Bruce Flatt, Chairman of the Board.
GGP
GGP is an S&P 500 company focused exclusively on owning, managing, leasing, and redeveloping high-quality retail properties throughout the United States. GGP is headquartered in Chicago, Illinois, and publicly traded on the NYSE under the symbol GGP.

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